Exhibit (j)(1) under Form N-1A

Exhibit 24 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 68 to the Registration Statement (Form N-1A, No. 33-52149) of Federated World Investment Series, Inc., and to the incorporation by reference of our reports, dated January 25, 2017, on Federated International Small-Mid Company Fund and Federated International Leaders Fund (two of the portfolios constituting Federated World Investment Series, Inc.) included in each Annual Shareholder Report for the fiscal year ended November 30, 2016.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 27, 2017